Exhibit 99.5

Simon Lee and Damian Perl	November 21, 2017

Principal shareholders, STGG

Dear Simon and Damian,

As you know, I have had all along dual responsibilities of care and loyalty to shareholders, on the one hand, and assurance to the U.S. Government (DSS) of compliance with STGG’s Security Cooperation Agreement, on the other. The SCA will almost certainly need to remain in place as long as current ownership does. Notwithstanding all that has happened in recent weeks, including resignations of the majority of board directors, it is important that I remain in a position to meet the security responsibility until an alternative can be organized to the satisfaction of DSS. Indeed, any gap in accountability to DSS would jeopardize interests of STG, its important national-security customers, and all of its stakeholders, including the two of you.

The implication of this is that I will remain an Outside Director (OD) of STGG for now and perform all the particular duties as may be required of me in that position. STG, Inc. management and I have worked out practical arrangements to prevent a gap. In addition, I have communicated to STG, Inc. management and its board certain conditions that would permit me to continue in this for the time being. At the same time, as I am sure you can understand, I am unable to perform other customary board duties. Therefore, I have one thing I must ask of you. I need your unequivocal assurance that, as shareholders, you will take no action against me in regard to fulfillment of fiduciary responsibilities going forward. If you could, please convey this to me as soon as possible so that I can prevent difficulties from arising with DSS. I do not expect this interim arrangement to last long.

Many thanks and best regards,

David